Exhibit 99.1

DISCLOSED NON-GAAP METRICS:

The Company reported that it will be EBITDA positive for the year ended December 31, 2003.

RECONCILIATION FROM GAAP TO NON-GAAP RESULTS AND EXPLANATION OF NON-GAAP METRICS:

Equinix defines EBITDA as Net Loss from Operations, which we feel is the most directly comparable GAAP measure to EBITDA, less depreciation, amortization, accretion and stock-based compensation expense.

Due to our substantial non-cash charges, primarily related to the depreciation, amortization and accretion of our IBX centers, Equinix uses EBITDA, a non-GAAP Metric, internally to evaluate its ongoing operations and to allocate resources within the organization accordingly. Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results and to have a better understanding of the overall performance of the business and its ability to perform in subsequent periods.

The following reconciliation demonstrates the methodology we used to calculate EBITDA for the three quarters and nine months ended September 30, 2003 (in thousands):

	Three months ended March 31, 2003	Three months ended June 30, 2003	Three months ended September 30, 2003	Nine months ended September 30, 2003
Net loss from operations	$(20,811)	$(16,242)	$(14,286)	$(51,339)
Depreciation, amortization and accretion	16,779	15,821	15,174	47,774
Stock-based compensation	958	710	492	2,160

EBITDA	$(3,074)	$289	$1,380	$(1,405)

Equinix intends to calculate EBITDA for the fourth quarter of 2003 consistent with how it was calculated for the three quarters and nine months ended September 30, 2003 and expects EBITDA for the year ended December 31, 2003 to be positive based on this method of calculation.